Exhibit 10.1

EXECUTION COPY

October 16, 2013

Confirmation of Additional Forward Stock Sale Transaction

To:	Westar Energy, Inc.

818 South Kansas Avenue

Topeka, Kansas 66612

From:	JPMorgan Chase Bank, National Association

125 London Wall

London EC2Y 5AJ

England

From:	J.P. Morgan Securities LLC,

Solely as Agent

tel: (212) 622-5270

fax: (212) 622-0105

Dear Sir/Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between JPMorgan Chase Bank, National Association, London Branch (“Party A”) and Westar Energy, Inc. (“Party B”) on the Trade Date specified below (the “Transaction”). This confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”)) (the “Equity Definitions”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern. Any reference to a currency shall have the meaning contained in Annex A to the 1998 ISDA FX and Currency Option Definitions, as published by ISDA.

1.	This Confirmation evidences a complete and binding agreement between Party A and Party B as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Party A and Party B had executed an agreement in such form on the Trade Date (but without any Schedule except for the election of the laws of the State of New York as the governing law), and provided that in no event shall Party B be required to pay an additional amount to Party A under Section 2(d)(i)(4) of the Agreement in respect of any distribution or deemed distribution with respect to Shares. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement. For purposes of the Equity Definitions, the Transaction is a Share Forward Transaction.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

GENERAL TERMS:

Trade Date:	October 16, 2013

Effective Date:	October 17, 2013

Base Shares:	458,000 Shares. On each Settlement Date, the Base Shares shall be reduced by the number of Settlement Shares for such Settlement Date.

Maturity Date:	September 30, 2015 (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day), subject to extension if a Settlement Date on such date is deferred as provided below in clause (ii) of the proviso to the definition of Settlement Date; provided that if the Maturity Date is a Disrupted Day, then the Maturity Date shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day.

Forward Price:	On the Effective Date, the Initial Forward Price, and on any other day, the Forward Price as of the immediately preceding calendar day, multiplied by the sum of (i) 1 and (ii) the Daily Rate for such day; provided that on each Forward Price Reduction Date, the Forward Price in effect on such date shall be the Forward Price otherwise in effect on such date, minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

Initial Forward Price:	USD 30.05975

Daily Rate:	For any day, (i)(A) USD-Federal Funds Rate for such day, minus (B) the Spread, divided by (ii) 360.

USD-Federal Funds Rate:	For any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “FedsOpen <Index> <GO>” on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears on any day on such page, the rate for the immediately preceding day on which a rate appears shall be used for such day.

Spread:	0.60%

Forward Price Reduction Date:	Each of the dates set forth under the heading “Forward Price Reduction Date” on Schedule I.

Forward Price Reduction Amount:	For each Forward Price Reduction Date, the Forward Price Reduction Amount set forth opposite such date on Schedule I.

Shares:	Common stock, $5.00 par value per share, of Party B (also referred to herein as the “Issuer”) (Exchange identifier: “WR”).

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Clearance System:	The Depository Trust Company (or its successor)

Calculation Agent:	Party A. Upon request, the Calculation Agent shall provide Party A and Party B with a schedule of all calculations, adjustments and determinations in reasonable detail and in a timely manner.

Determining Party:	Party A

Exchange Act:	The Securities Exchange Act of 1934, as amended from time to time.

SETTLEMENT TERMS:

Settlement Date:	Subject to the provisions under “Acceleration Events” and “Termination Settlement” below, any Scheduled Trading Day following the Effective Date and up to, and including, the Maturity Date, as designated by Party B in a written notice (a “Settlement Notice”) that satisfies the Settlement Notice Requirements and that (a) if related to any Cash Settlement or Net Share Settlement, is delivered to Party A at least four Scheduled Trading Days prior to such Settlement Date and (b) if related to Physical Settlement, may be delivered at any time and settlement will be completed as promptly as practicable thereafter; provided that (i) subject to clause (ii) below, the Maturity Date shall be a Settlement Date if on such date the Base Shares is greater than zero; (ii) if Cash Settlement or Net Share Settlement applies, any Settlement Date, including a Settlement Date on the original Maturity Date, shall, if Party A is unable to completely unwind its hedge during the Unwind Period due to (A) the restrictions applicable in connection with compliance with Rule 10b-18 under the Exchange Act as if such rule were applicable to Party A’s (or its affiliate’s) purchases during the Unwind Period, including any purchases in respect of the Base Unwind Daily Share Amount (as defined below), (B) the existence of any Suspension Day or Disrupted Day, or (C) the inability of Party A, in its commercially reasonable judgment, to unwind its hedge during the Unwind Period, be deferred until the third Scheduled Trading Day following the date on which Party A is able to completely unwind its hedge; provided that such deferral shall not extend beyond the 45th Scheduled Trading Day after the Settlement Date designated in the Settlement Notice, such 45th Scheduled Trading Day being a Settlement Date to which (x) Cash Settlement or Net Share Settlement, as applicable, will apply with respect to the portion of such Settlement Shares as to which Party A reasonably determines that it has unwound its hedge during the Unwind Period, and (y) Physical Settlement will apply with respect to the remainder of such Settlement Shares, and (iii) no more than six Settlement Dates other than the Maturity Date may be designated by Party B; provided further that if Party A shall fully unwind its hedge during an Unwind Period by a date that is more than three Scheduled Trading Days prior to a Settlement Date specified above, Party A may, by written notice to Party B, specify any Scheduled Trading Day prior to such original Settlement Date as the Settlement Date; provided further that if any Settlement Date specified above is not a Scheduled Trading Day (or, in the case of Physical Settlement, a Clearance System Business Day), the Settlement Date shall instead be the next Scheduled Trading Day (or Clearance System Business Day, as applicable).

Party A will be deemed to have completely unwound its hedge upon such time that Party A shall have acquired a number of Shares (i) in the case of Cash Settlement, equal to the number of Settlement Shares, and (ii) in the case of Net Share Settlement, that has an aggregate purchase price equal to (1) the product of (A) the number of Settlement Shares, and (B) the arithmetic average of the Forward Price over the applicable Unwind Period (calculated assuming no reduction to the Forward Price for any Forward Price Reduction Date that occurs during the Unwind Period, except as set forth in clause (2) below), minus (2) the product of (A) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Unwind Period, and (B) the number of Shares with respect to which Party A has not unwound its hedge as of such Forward Price Reduction Date.

Settlement Shares:	Subject to the provisions under “Acceleration Events” and “Termination Settlement” below, with respect to any Settlement Date, a number of Shares, not to exceed the Base Shares, designated as such by Party B in the related Settlement Notice; provided that, on the Maturity Date, the number of Settlement Shares shall be equal to the Base Shares on such date; provided further that if a Settlement Date has been specified for a number of Shares equal to the Base Shares on or prior to the Maturity Date and such Settlement Date has been deferred as described above until a date later than the original Maturity Date, the number of Settlement Shares on the original Maturity Date shall be zero.

Settlement:	Subject to the provisions under “Settlement Date” above and “Acceleration Events” and “Termination Settlement” below, Physical Settlement, Cash Settlement or Net Share Settlement, at the election of Party B as set forth in a Settlement Notice that satisfies the Settlement Notice Requirements; provided that Physical Settlement shall apply if no Settlement Method is selected.

Settlement Notice Requirements:	Notwithstanding any other provisions hereof, a Settlement Notice delivered by Party B that specifies Cash Settlement or Net Share Settlement will not be effective to establish a Settlement Date or require Cash Settlement or Net Share Settlement (as applicable) unless Party B delivers to Party A with such Settlement Notice a representation signed by Party B substantially in the following form: “As of the date of this Settlement Notice, Westar Energy, Inc. is not aware of any material nonpublic information concerning itself or the Shares and is designating the date contained herein as a Settlement Date in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.”

Unwind Period:	The period from, and including, the first Scheduled Trading Day following the date on which Party B elects Cash Settlement or Net Share Settlement in respect of a Settlement Date to, and including, the third Scheduled Trading Day preceding such Settlement Date.

Unwind Daily Share Amount:	On each Scheduled Trading Day during the Unwind Period, other than a Suspension Day or a Disrupted Day, Party A (or its affiliate) will, in accordance with the principles of best execution, use good faith efforts to purchase a number of Shares equal to the lesser of (i) 100% of the applicable volume limitation of Rule 10b-18 for the Shares on such Scheduled Trading Day, without reference to any block purchases, minus the Unwind Daily Share Amount (as defined in the Confirmation of Forward Stock Sale Transaction dated September 24, 2013 between Party A and Party B (the “Base Confirmation)), if any, for such Scheduled Trading Day (the “Base Unwind Daily Share Amount”), (ii) 25% of the daily trading volume for the Shares on the Exchange on such Scheduled Trading Day, minus the Base Unwind Daily Share Amount and (iii) the number of Shares necessary to complete the purchases required to calculate the Cash Settlement Amount or the Net Share Settlement Shares, as the case may be.

Physical Settlement:	On any Settlement Date in respect of which Physical Settlement applies, Party B shall deliver to Party A a number of Shares equal to the Settlement Shares for such Settlement Date, and Party A shall deliver to Party B, by wire transfer of immediately available funds to an account designated by Party B, an amount in cash equal to the Physical Settlement Amount for such Settlement Date, on a delivery versus payment basis.

Physical Settlement Amount:	For any Settlement Date in respect of which Physical Settlement applies, an amount in cash equal to the product of the Forward Price on such Settlement Date, and the number of Settlement Shares for such Settlement Date.

Cash Settlement:	On any Settlement Date in respect of which Cash Settlement applies, if the Cash Settlement Amount is a positive number, Party A will pay the Cash Settlement Amount to Party B. If the Cash Settlement Amount is a negative number, Party B will pay the absolute value of the Cash Settlement Amount to Party A. Such amounts shall be paid on the Settlement Date.

Cash Settlement Amount:	For any Settlement Date in respect of which Cash Settlement applies, an amount determined by the Calculation Agent equal to: (1) the product of (i) (A) the arithmetic average of the Forward Price over the applicable Unwind Period (calculated assuming no reduction to the Forward Price for any Forward Price Reduction Date that occurs during the Unwind Period, except as set forth in clause (2) below), minus (B) the weighted average price at which Party A is able to purchase Shares during the Unwind Period applicable to Cash Settlement to unwind its hedge in compliance with Rule 10b-18 under the Exchange Act as if it applied to Party A during the Unwind Period, and (ii) the number of Settlement Shares for such Settlement Date, minus (2) the product of (i) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Unwind Period, and (ii) the number of Settlement Shares with respect to which Party A has not unwound its hedge as of such Forward Price Reduction Date.

Net Share Settlement:	On any Settlement Date in respect of which Net Share Settlement applies, if the number of Net Share Settlement Shares is a (i) positive number, Party A shall deliver a number of Shares to Party B equal to the Net Share Settlement Shares, or (ii) negative number, Party B shall deliver a number of Shares to Party A equal to the absolute value of the Net Share Settlement Shares; provided that if Party A determines in its good faith judgment that it would be required to deliver Net Share Settlement Shares to Party B, Party A may elect to deliver a portion of such Net Share Settlement Shares on one or more dates prior to the applicable Settlement Date.

Net Share Settlement Shares:	On any Settlement Date in respect of which Net Share Settlement applies, an amount equal to (A) the number of Shares acquired by Party A (or an affiliate thereof) in the Unwind Period applicable to Net Share Settlement for such Settlement Date, minus (B) the number of Settlement Shares for such Settlement Date.

Settlement Currency:	USD

Failure to Deliver:	Not Applicable

SUSPENSION OF CASH OR NET SHARE SETTLEMENT:

Suspension Day:	Any day on which Party A determines based on the advice of counsel that Cash or Net Share Settlement may violate applicable securities laws. Party A shall notify Party B if it receives such advice from its counsel.
ADJUSTMENTS:

Method of Adjustment:	Calculation Agent Adjustment. Notwithstanding anything in the Equity Definitions to the contrary, the Calculation Agent may make an adjustment pursuant to Calculation Agent Adjustment to any one or more of the Base Shares, the Forward Price and any other variable relevant to the settlement or payment terms of the Transaction.

Additional Adjustment:	If, in Party A’s commercially reasonable judgment, the actual cost to Party A, over any 30 consecutive calendar day period, of borrowing a number of Shares equal to the Base Shares to hedge its exposure to the Transaction exceeds a weighted average rate equal to 60 basis points per annum, then, at Party B’s election, either (1) the Calculation Agent shall reduce the Forward Price in order to compensate Party A for the amount by which such cost exceeded a weighted average rate equal to 60 basis points per annum during such period or (2) the

Borrow Cost Threshold (as defined herein) shall thereafter be reduced to 60 basis points per annum. The Calculation Agent shall notify Party B prior to making any such adjustment to the Forward Price pursuant to clause (1) above or any reduction to the Borrow Cost Threshold pursuant to clause (2) above, as the case may be, and, upon the request of Party B, Party A shall provide an itemized list of its stock loan costs for the applicable 30 consecutive calendar day period.

EXTRAORDINARY EVENTS:

Extraordinary Events:	In lieu of the applicable provisions contained in Article 12 of the Equity Definitions, the consequences of any applicable Extraordinary Event shall be as specified under “Acceleration Events” and “Termination Settlement” below.

Tender Offer:	Not Applicable

Borrow Cost Threshold:	200 basis points per annum (subject to reduction pursuant to the provisions set forth opposite the caption “Additional Adjustment” above).

ACCOUNT DETAILS:

Payments to Party A:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.

Payments to Party B:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.

Delivery of Shares to Party A:	To be advised.

Delivery of Shares to Party B:	To be advised.

3.	Other Provisions:

Conditions to Effectiveness:

The effectiveness of this Confirmation on the Effective Date shall be subject to (i) the condition that the representations and warranties of Party B contained in Section 3(a) of the Agreement and the Underwriting Agreement dated September 24, 2013 among Party B and J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and UBS Securities LLC, as representatives of the underwriters, and the other underwriters named therein (the “Underwriting Agreement”), and any certificate delivered pursuant to the Underwriting Agreement by Party B be true and correct on the Effective Date as if made as of the Effective Date, (ii) the condition that the representations and warranties of Party A contained in Section 3(a) of the Agreement be true and correct on the Effective Date as if made as of the Effective Date, (iii) the condition that Party B have performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to the Effective Date, (iv) the satisfaction of all of the conditions set forth in Section 5 of the Standard Provisions to the Underwriting Agreement and (v) the condition that the Underwriting Agreement has not been terminated pursuant to Section 10 thereof. In addition, if Party A (or its affiliate), in Party A’s commercially reasonable judgment, is unable to borrow and deliver for sale a number of Shares equal to the Base Shares on the Effective Date or if, in Party A’s commercially reasonable judgment, borrowing such number of Shares would entail a stock loan cost of more than 60 basis points per annum with respect to all or any portion of such Shares, the effectiveness of this Confirmation shall be limited to the number of Shares Party A (or its affiliate) may borrow on the Effective Date at a cost of not more than 60 basis points per annum.

Additional Representations and Warranties of Party B: Party B hereby represents and warrants to Party A (each of such representations to be deemed part of Section 3(a) of the Agreement) as of the date hereof and on the Effective Date, and, in the case of clause (b), on such dates and on the Settlement Date, that:

(a)	The execution, delivery and the performance by Party B of this Confirmation (including, without limitation, the issuance and delivery of Shares on any Settlement Date) and compliance by Party B with its obligations hereunder (i) has been duly authorized by all necessary corporate action and does not and will not result in any violation of the provisions of the articles of incorporation or by-laws of Party B or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government instrumentality or court, domestic or foreign, having jurisdiction, over Party B or any of its assets, properties or operations and (ii) will not conflict with or result in a breach or any of the terms or provisions of, or constitute a default under, (I) any material indenture, mortgage, deed of trust or other material agreement or instrument, in each case, filed as an exhibit to Party B’s most recent 10-K or Party B’s 8-Ks dated as of March 22, 2013 or August 14, 2013 to which Party B or any of its subsidiaries is a party or by which Party B or any of its subsidiaries or any of their respective properties is bound.

(b)	No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the execution, delivery and performance by Party B of this Confirmation and the consummation of the Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date) except (i) such as have been obtained under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) as may be required to be obtained under state securities law.

(c)	Party B is as of the date hereof, and after giving effect to the transactions contemplated hereby will be, Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of Party B is not less than the total amount required to pay the liabilities of Party B on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (B) Party B is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (C) assuming consummation of the transactions as contemplated by this Agreement, Party B is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (D) Party B is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which Party B is engaged and (E) Party B is not a defendant in any civil action that could reasonably be expected to result in a judgment that Party B is or would become unable to satisfy.

(d)	Neither Party B nor any “affiliated purchaser” of Party B (as defined in Rule 10b-18 under the Exchange Act) shall take any action (including, but not limited to, effecting “Cash Settlement” or “Net Share Settlement” (as such terms are defined in the Master Confirmation for Forward Stock Sale Transactions, dated as of March 21, 2013, between Party B and The Bank of New York Mellon (the “BNYMTC Forward”)) of any transaction under the BNYMTC Forward) that would cause any purchases of Shares by Party A (or any of its affiliates) during any Unwind Period relating to any Cash Settlement or Net Share Settlement of the Transaction not to comply with Rule 10b-18 under the Exchange Act, as if such rule were applicable to such purchases.

(e)	Party B is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended) and the Transaction was subject to individual negotiation.

(f)	The representations and warranties of Party B contained in the Underwriting Agreement and any certificate delivered pursuant thereto by Party B shall be true and correct on the Effective Date as if made as of the Effective Date.

(g)	Party B is not and has not been the subject of any civil proceeding of a judicial or administrative body of competent jurisdiction that could reasonably be expected to impair materially Party B’s ability to perform its obligations hereunder.

(h)	Party B (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50,000,000 as of the date hereof.

Covenants of Party B: Party B hereby agrees that, so long as either party has or may have any obligation under the Transaction, that:

(a)	Any Shares, when issued and delivered in accordance with the terms of the Transaction, will be duly authorized and validly issued, fully paid and nonassessable, and the issuance thereof will not be subject to any preemptive or similar rights.

(b)	Party B has reserved and will keep available, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance upon settlement of the Transaction as herein provided, the full number of Shares as shall then be issuable upon settlement of the Transaction.

(c)	Prior to any Settlement Date, the Settlement Shares with respect to that Settlement Date shall have been approved for listing or quotation on the Exchange, subject to official notice of issuance.

(d)	Party B agrees not to repurchase any Shares if, immediately following such repurchase, the Base Shares (as such term is defined in the Base Confirmation), plus the Base Shares would be equal to or greater than 15% of the number of then-outstanding Shares.

(e)	Party B will not engage in any “distribution” (as defined in Regulation M under the Exchange Act) other than distributions permitted under Rule 102(b) of Regulation M under the Exchange Act during any Unwind Period.

(f)	In addition to any other requirements set forth herein, Party B agrees not to elect Cash Settlement or Net Share Settlement if such settlement would result in a violation of the U.S. federal securities laws or any other federal or state law or regulation applicable to Party A or Party B.

(g)	Party B will, by the fifth succeeding Exchange Business Day, notify Party A upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default or a Potential Adjustment Event.

(h)	The parties acknowledge and agree that any Shares delivered by Party B to Party A on any Settlement Date will be newly issued Shares and when delivered by Party A (or an affiliate of Party A) to securities lenders from whom Party A (or an affiliate of Party A) borrowed Shares in connection with hedging its exposure to the Transaction will be freely saleable without further registration or other restrictions under the Securities Act in the hands of those securities lenders, irrespective of whether such stock loan is effected by Party A or an affiliate of Party A to hedge Party A’s exposure under the Transaction. Accordingly, Party B agrees that the Settlement Shares that it delivers to Party A on each Settlement Date shall not bear a restrictive legend and that such Settlement Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

Covenants and Representation of Party A:

(a)	Unless the section labeled “Restricted Shares” below is applicable, Party A shall use any Settlement Shares delivered by Party B to Party A to return to securities lenders to close out borrowings created by Party A (or an affiliate of Party A) in connection with its hedging activities related to exposure under the Transaction.

(b)	In connection with bids and purchases of Shares in connection with any Cash Settlement or Net Share Settlement of the Transaction, Party A shall comply, or cause compliance, with the provisions of Rule 10b-18 (other than Rule 10b-18(b)(1)) under the Exchange Act, as if such provisions were applicable to such purchases.

(c)	Party A is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended), and the Transaction was subject to individual negotiation.

(d)	Party A shall deliver to Party B a properly executed Internal Revenue Service (“IRS”) Form W-9 or similar documentation establishing an exemption from backup withholding under the Internal Revenue Code of 1986, as amended (the “Code”).

Extraordinary Dividends:

If a record date for an Extraordinary Dividend occurs on or after the Effective Date, but prior to the Maturity Date (such date subject to deferral by up to 45 Scheduled Trading Days in connection with any deferral of a Settlement Date beyond the originally scheduled Maturity Date pursuant to the provisions opposite the caption “Settlement Date” above), Party B shall pay an amount, as determined by the Calculation Agent, in cash equal to the product of (a) such Extraordinary Dividend, and (b) the number of Base Shares on such record date (in the case of any such record date that occurs during an Unwind Period, subject to reduction by the Calculation Agent by a number of Shares equal to the number of Settlement Shares relating to such Unwind Period for which Party A has unwound its hedge), to Party A on the earlier of (i) the date on which such Extraordinary Dividend is paid by the Issuer to holders of record of the Shares and (ii) the Maturity Date (such date subject to deferral by up to 45 Scheduled Trading Days in connection with any deferral of a Settlement Date beyond the originally scheduled Maturity Date pursuant to the provisions opposite the caption “Settlement Date” above). “Extraordinary Dividend” means the per Share amount of any cash dividend or distribution declared by the Issuer with respect to the Shares that is specified by the board of directors of the Issuer as an “extraordinary” dividend.

Acceleration Events: An Acceleration Event shall occur if:

(a)	Stock Borrow Events. Notwithstanding any other provision hereof, if in its commercially reasonable judgment Party A (or its affiliate) is unable to hedge Party A’s exposure to the Transaction (a “Stock Borrow Event”) because (i) of the lack of sufficient Shares being made available for Share borrowing by lenders or (ii) it (or its affiliate) would incur a stock loan cost of more than the Borrow Cost Threshold, Party A shall have the right to designate any Scheduled Trading Day to be a Settlement Date on at least three Scheduled Trading Days’ notice and to select the number of Settlement Shares for such Settlement Date; provided that (x) prior to the effectiveness of the designation of a Stock Borrow Event under this paragraph (a), Party B may refer Party A to a lending party reasonably acceptable to Party A that will lend Party A (or its affiliate) Shares within such three Scheduled Trading Day period, on terms reasonably acceptable to Party A and at a stock loan cost of no more than the Borrow Cost Threshold and (y) the number of Settlement Shares for any Settlement Date so designated by Party A shall not exceed the number of Shares as to which such inability to, or cost limitation with respect to, borrow exists; or

(b)	Dividends and Other Distributions. Notwithstanding any other provision hereof, if on any day occurring after the Trade Date Party B declares a distribution, issue or dividend to existing holders of the Shares of (i) any cash dividend (other than an Extraordinary Dividend) to the extent all cash dividends (excluding Extraordinary Dividends) having an ex-dividend date during the period from and including any Forward Price Reduction Date (with each of the Trade Date and the Maturity Date and each date after the Maturity Date being a Forward Price Reduction Date for purposes of this clause (b) only) to but excluding the next subsequent Forward Price Reduction Date exceeds, on a per Share basis, the Forward Price Reduction Amount set forth opposite the first date of any such period on Schedule I or (ii) share capital or securities of another issuer acquired or owned (directly or indirectly) by Party B as a result of a spin-off or other similar transaction or (iii) any other type of securities (other than Shares), rights or warrants or other assets, which distribution, issue or dividend has a record date on or prior to the final Settlement Date, then Party A shall have the right to designate any Scheduled Trading Day to be a Settlement Date for the entire Transaction on at least three Scheduled Trading Days’ notice and to select the number of Shares for such Settlement Date; or

(c)	ISDA Early Termination Date. Notwithstanding anything to the contrary herein, in the Agreement or in the Definitions, if Party A has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement, Party A shall have the right to designate any Scheduled Trading Day to be a Settlement Date for the entire Transaction on at least three Scheduled Trading Days’ notice; or

(d)	Board Approval of Merger. Notwithstanding any other provision hereof, if on any day occurring after the Trade Date the board of directors of Party B votes to approve, or there is a public announcement of, in either case any action that, if consummated, would constitute a Merger Event (as defined in the Equity Definitions), Party B shall notify Party A of any such vote or announcement within three Scheduled Trading Days (and, in the case of any such vote, Party B also covenants and agrees to publicly announce the occurrence of such vote within three Scheduled Trading Days thereof). Thereafter, Party A shall have the right to designate any Scheduled Trading Day to be a Settlement Date for the entire Transaction on at least three Scheduled Trading Days’ notice; or

(e)	Other Events. Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, if an Insolvency, an Insolvency Filing, a Nationalization, a Delisting (as provided further in the next sentence) or a Change in Law (other than as specified in clause (Y) of the definition thereof) occurs (provided that the definition of “Change in Law” shall be amended by addition of clause (C) to read as follows: “(C) due to the effectiveness or implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010”), Party A shall have the right to designate any Scheduled Trading Day to be a Settlement Date for the entire Transaction on at least three Scheduled Trading Days’ notice and Party A shall be the Determining Party. In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of The New York Stock Exchange, NYSE MKT, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange, such exchange shall be deemed to be the Exchange.

Termination Settlement:

If a Settlement Date is specified following an Acceleration Event (a “Termination Settlement Date”), Physical Settlement shall apply with respect to such Termination Settlement Date as set forth above, subject to the provisions described under “Limit on Beneficial Ownership” below. If, upon designation of a Termination Settlement Date by Party A, Party B fails to deliver the Settlement Shares relating to such Termination Settlement Date when due or otherwise fails to perform its obligations in connection therewith, it shall be an Event of Default with respect to Party B and Section 6 of the Agreement shall apply. If an Acceleration Event occurs during an Unwind Period relating to a number of Settlement Shares to which Cash Settlement or Net Share Settlement applies, then on the Termination Settlement Date relating to such Acceleration Event, notwithstanding any election to the contrary by Party B, Cash Settlement or Net Share Settlement shall apply to the portion of the Settlement Shares relating to such Unwind Period as to which Party A has unwound its hedge and Physical Settlement shall apply in respect of (x) the remainder (if any) of such Settlement Shares and (y) the Settlement Shares designated by Party A in respect of such Termination Settlement Date.

Certain Changes In Law:

Upon the occurrence of any Change In Law specified in clause (Y) of the definition thereof, Party A and Party B agree to negotiate in good faith for at least 20 calendar days to amend this Confirmation to take account of the resulting “materially increased cost” as such phrase is used in clause (Y) of the definition of “Change In Law.” Such amendment may, if agreed by Party A and Party B, result in a Change In Law specified in clause (Y) of the definition thereof being treated as if it were a Change In Law specified in clause (X) of the definition thereof, as described in clause (e) under the heading “Acceleration Events” above. If, after negotiating in good faith for at least 20 calendar days to so amend this Confirmation, Party A and Party B do not agree on such an amendment, the relevant Change In Law specified in clause (Y) of the definition thereof shall be treated as if it were a Change In Law specified in clause (X) of the definition thereof, as described in clause (e) under the heading “Acceleration Events” above.

Rule 10b5-1:

It is the intent of Party A and Party B that the purchase of Shares by Party A during any Unwind Period comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act and that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

Party B acknowledges that, except as otherwise provided herein, (i) during any Unwind Period Party B does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares by Party A (or its agent or affiliate) in connection with this Confirmation and (ii) Party B is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act.

Party B hereby agrees with Party A that during any Unwind Period Party B shall not communicate, directly or indirectly, any Material Non-Public Information (as defined herein) to any Equity Personnel (as defined below). For purposes of the Transaction, “Material Non-Public Information” means information relating to Party B or the Shares that (a) has not been widely disseminated by wire service, in one or more newspapers of general circulation, by communication from Party B to its shareholders or in a press release, or contained in a public filing made by Party B with the Securities and Exchange Commission and (b) a reasonable investor might consider to be of importance in making an investment decision to buy, sell or hold Shares. For the avoidance of doubt and solely by way of illustration, information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets, or other similar information. For purposes of the Transaction, “Equity Personnel” means any employee on the trading side of the Equity Derivatives Group of J.P. Morgan Securities LLC but does not include Messrs. David Aidelson, Elliot Chalom, Tim Oeljeschlager, Steven Seltzer and Santosh Sreenivasan (or any other person or persons reasonably designated from time to time by the Compliance Group of Party A, subject to written notice of such designation being delivered by Party A to Party B).

Interpretive Letter:

The parties intend for this Confirmation to constitute a “Contract” as described in the letter dated October 6, 2003 submitted by Robert W. Reeder and Leslie N. Silverman to Paula Dubberly of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated October 9, 2003.

Restricted Shares:

If Party B is unable to comply with clause (h) of “Covenants of Party B” above in this Section 3 because of a change in law or a change in interpretation or the policy of the Securities and Exchange Commission or its staff, or Party A otherwise determines in its reasonable, good faith opinion based on the advice of outside counsel that any Shares to be delivered to Party A by Party B may not be freely returned by Party A to securities lenders as described in clause (h) of “Covenants of Party B” above in this Section 3, then the Calculation Agent may, in consultation with Party B, make adjustments to the terms of the Transaction to preserve the economic intent of the parties, including adjustments to the Forward Price to reflect any lack of liquidity in restricted Shares, and the parties shall work together in good faith to effect settlement of the Transaction in a commercially reasonable manner and in compliance with applicable law and regulations.

Maximum Share Delivery:

Notwithstanding any other provision of this Confirmation, in no event will Party B be required to deliver in settlement of this Transaction on any Settlement Date, whether pursuant to Physical Settlement, Net Share Settlement or Termination Settlement, more than the number of Base Shares to Party A.

Assignment:

Party A may assign or transfer any of its rights or delegate any of its duties hereunder to any affiliate of Party A without the prior written consent of Party B, so long as the senior unsecured debt rating (the “Credit Rating”) of such affiliate (or any guarantor of its obligations under the Transaction) is equal to or greater than the Credit Rating of the ultimate parent of Party A, as specified by Standard and Poor’s Rating Services or Moody’s Investor Service, Inc., at the time of such assignment or transfer. In connection with any assignment or transfer pursuant to the immediately preceding sentence, (i) the guarantee of any guarantor of the relevant transferee’s obligation shall constitute a Credit Support Document under the Agreement and (ii) the assignee or transferee shall deliver to Party B a properly executed IRS Form W-9 or Form W-8 (together with all necessary attachments) establishing an exemption from backup withholding under the Code. Notwithstanding any other provision of this Confirmation to the contrary requiring or allowing Party A to purchase or receive any Shares from Party B, Party A may designate any of its affiliates to purchase or receive such Shares or otherwise to perform Party A’s obligations in respect of the Transaction and any such designee may assume such obligations, and Party A shall be discharged of its obligations to Party B only to the extent of any such performance. Any affiliate of Party A designated as described in the immediately preceding sentence shall deliver to Party B a properly executed IRS Form W-9 or Form W-8 (together with all necessary attachments) establishing an exemption from backup withholding under the Code.

Matters Relating to Agent:

Each party agrees and acknowledges that (i) J.P. Morgan Securities LLC, as agent, (the “Agent”) acts solely as agent on a disclosed basis with respect to the transactions contemplated hereunder, and (ii) the Agent has no obligation, by guaranty, endorsement or otherwise, with respect to the obligations of either Party B or Party A hereunder, either with respect to the delivery of cash or Shares, either at the beginning or the end of the transactions contemplated hereby. In this regard, each of Party A and Party B acknowledges and agrees to look solely to the other for performance hereunder, and not to the Agent.

Indemnity:

Party B agrees to indemnify Party A and its affiliates and their respective directors, officers, agents and controlling parties (Party A and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, any breach of any covenant or representation made by Party B in this Confirmation or the Agreement. In addition, Party B will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and reasonable expenses) in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom (whether or not such Indemnified Party is a party thereto) at the time, and only to the extent that the relevant loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court of competent jurisdiction to have resulted from a breach of a covenant or representation made by Party B in this Confirmation or the Agreement. For the avoidance of doubt, Party B will not be liable under this Indemnity paragraph to the extent that any loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court of competent jurisdiction to have resulted from Party A’s gross negligence, fraud, bad faith and/or willful misconduct or a breach of any representation or covenant of Party A contained in this Confirmation or the Agreement.

Miscellaneous:

Non-Reliance:	Applicable

Additional Acknowledgements:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

4.	The Agreement is further supplemented by the following provisions:

Agreement Regarding Set-off and Collateral:

Notwithstanding Section 6(f) or any other provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Party B hereunder are not secured by any collateral. Obligations under the Transaction shall not be set off against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (a) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (i) the Transaction and (ii) all other Transactions, and (b) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

Delivery of Cash:

For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring Party B to deliver cash in respect of the settlement of the Transaction, except (i) as set forth under “Extraordinary Dividends” above or (ii) in circumstances where the cash settlement thereof is within Party B’s control (including, without limitation, where Party B so elects to deliver cash or fails timely to deliver Shares in respect of such settlement). For the avoidance of doubt, the preceding sentence shall not be construed as limiting any damages that may be payable by Party B as a result of a breach of or an indemnity under this Confirmation or the Agreement.

Status of Claims in Bankruptcy:

Party A acknowledges and agrees that this confirmation is not intended to convey to Party A rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Party B; provided, however, that nothing herein shall limit or shall be deemed to limit Party A’s right to pursue remedies in the event of a breach by Party B of its obligations and agreements with respect to this Confirmation and the Agreement; and provided further that nothing herein shall limit or shall be deemed to limit Party A’s rights in respect of any transaction other than the Transaction.

Limit on Beneficial Ownership:

Notwithstanding any other provisions hereof, Party A shall not have the “right to acquire” (within the meaning of NYSE Rule 312.04(g)) Shares hereunder and Party A shall not be entitled to take delivery of any Shares deliverable hereunder (in each case, whether in connection with the purchase of Shares on any Settlement Date or any Termination Settlement Date) to the extent (but only to the extent) that, after such receipt of any Shares hereunder, and after taking into account any Shares deliverable to Party A on the same day pursuant to the Base Confirmation, (i) the Share Amount would exceed the Applicable Share Limit, or (ii) Party A and each person subject to aggregation of Shares with Party A under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder (the “Party A Group”) would directly or indirectly beneficially own (as such term is defined for purposes of Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) in excess of the lesser of (A) 7.5% of the then outstanding Shares or (B) 6,230,554 Shares (the “Threshold Number of Shares”). Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, and after taking into account any Shares deliverable to Party A on the same day pursuant to the Base Confirmation, (i) the Share Amount would exceed the Applicable Share Limit or (ii) the Party A Group would directly or indirectly so beneficially own in excess of the Threshold Number of Shares. If any delivery owed to Party A hereunder is not made, in whole or in part, as a result of this provision, Party B’s obligation to make such delivery shall not be extinguished, and Party B shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Party A gives notice to Party B that, after such delivery, and after taking into account any Shares deliverable to Party A on the same day pursuant to the Base Confirmation, (i) the Share Amount would not exceed the Applicable Share Limit and (ii) the Party A Group would not directly or indirectly so beneficially own in excess of the Threshold Number of Shares.

The “Share Amount” as of any day is the number of Shares that Party A and any person whose ownership position would be aggregated with that of Party A (Party A or any such person, a “Party A Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Party B that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership of under any Applicable Restriction, as determined by Party A in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Party A Person, or could result in an adverse effect on a Party A Person, under any Applicable Restriction, as determined by Party A in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

Other Forwards:

Party A acknowledges that Party B has entered into a substantially identical forward transaction for the Shares on the date hereof (the “Other Additional Forward”) with an affiliate of Wells Fargo Securities, LLC (the “Other Forward Counterparty”). Party A and Party B agree that if Party B designates a Settlement Date with respect to the Other Additional Forward and for which Cash Settlement or Net Share Settlement is applicable, and the resulting Unwind Period for the Other Additional Forward coincides for any period of time with an Unwind Period for the Transaction (the “Overlap Unwind Period”), Party B shall notify Party A prior to the commencement of such Overlap Unwind Period of the first Exchange Business Day and length of such Overlap Unwind Period, and, subject to the immediately succeeding paragraph, Party A shall only be permitted to purchase Shares to unwind its hedge in respect of the Transaction on every other Exchange Business Day that is not a Suspension Day during such Overlap Unwind Period, commencing on the first day of such Overlap Unwind Period.

Party A additionally acknowledges that Party B has entered into a substantially identical forward transaction with respect to 4,000,000 Shares pursuant to a confirmation dated as of September 24, 2013 (the “Other Base Confirmation”) with the Other Forward Counterparty. Party A and Party B agree that if Party B designates a Settlement Date under the Other Base Confirmation for which Cash Settlement or Net Share Settlement is applicable, and the resulting Unwind Period under the Other Base Confirmation coincides, or would coincide if not for the provisions set forth under clause (y) below, for any period of time with an Unwind Period for the Transaction (such period, the “Other Matching Unwind Period”), then Party B shall notify Party A prior to the commencement of such Other Matching Unwind Period of the first Exchange Business Day and the length of such Other Matching Unwind Period and (x) if (and for so long as) the Other Matching Unwind Period also coincides for any period of time with an Unwind Period under the Base Confirmation, Party A shall only be permitted to purchase Shares to unwind its hedge in respect of the Transaction on every other Exchange Business Day that is not a Suspension Day during the Other Matching Unwind Period, commencing on the first day of such Other Matching Unwind Period and (y) in all other cases (including, for the avoidance of doubt, if the Unwind Period for the Transaction coincides for any period of time with the Overlap Unwind Period and the Other Matching Unwind Period but not with an Unwind Period under the Base Confirmation), for the duration of the Other Matching Unwind Period, the Unwind Period under this Confirmation shall not commence (or, if the Unwind Period under this Confirmation has already commenced, such Unwind Period shall be suspended) until the Exchange Business Day immediately following the date the Other Matching Unwind Period ends. Party B shall promptly notify Party A of the end of any Other Matching Unwind Period.

Severability:

If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Confirmation and the deletion of such portion of this Confirmation will not substantially impair the respective benefits or expectations of parties to this Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

Miscellaneous:

(a)	Addresses for Notices. For the purpose of Section 12(a) of the Agreement:

Address for notices or communications to Party A:

Address:	JPMorgan Chase Bank, National Association
4 New York Plaza, Floor 18
New York, NY 10004-2413
Attention:	Mariusz Kwasnik
Title:	Operations Analyst, EDG Corporate Marketing
Telephone No:	(212) 623-7223
Facsimile No:	(212) 623-7719

With a copy to:

Address:	JPMorgan Chase Bank, National Association
245 Park Avenue, Floor 11
New York, NY 10167
Attention:	Elliot Chalom
Title:	Vice President, Assistant General Counsel
Telephone No:	(212) 648-0252
Facsimile No:	(917) 456-3370

Address for notices or communications to Party B:

Address:	Westar Energy, Inc.
818 South Kansas Avenue
Topeka, Kansas 66612

Attn: General Counsel
Tel: 785-575-1625
Fax: 785-575-8136

Party B payment instructions:

To Be Advised.

(b)	Waiver of Right to Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation or any Agreement. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications in this Section.

London Branch:

Party A is entering into this Confirmation and the Agreement through its London branch. Notwithstanding the foregoing, Party A represents to Party B that the obligations of Party A are enforceable against it to the same extent as if it had entered into this Confirmation and the Agreement through its head or home office in New York.

Withholding Tax Imposed on Payments to Non-US Counterparties Under the United States Foreign Account Tax Compliance Act:

“Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.

Yours faithfully,

J.P. MORGAN SECURITIES LLC,
as agent for JPMorgan Chase Bank, National Association

By:	/s/ Tim Oeljeschlager
Name: Tim Oeljeschlager
Title: Vice President

Confirmed as of the date first written above:

WESTAR ENERGY, INC.

By:	/s/ Anthony D. Somma
Name: Anthony D. Somma
Title: Senior Vice President, Chief
Financial Officer and Treasurer